Exhibit B-2

    PLEASANTS POWER STATION CONSTRUCTION AND OPERATING

AGREEMENT, dated as of September 15, 1977, among MONONGAHELA

POWER COMPANY, an Ohio corporation ("Monongahela"), THE POTOMAC

EDISON COMPANY, a Maryland and a Virginia corporation

("Potomac"), and WEST PENN POWER COMPANY, a Pennsylvania

corporation ("West-Penn"),

                      W I T N E S S E T H:

1.   Station.

          Monongahela, Potomac, and West Penn (the "Companies")

hereby provide for the construction and operation of a steam electric generating station in Pleasants County, West Virginia,

with 2 generating units, each with a name plate capacity of

approximately 626,000 kw (net), (hereinafter called the

"Station") to be owned by the Companies as tenants in common with undivided ownership interests as follows: Monongahela 25%,

Potomac 30%, and West Penn 45% (each such interest being

hereinafter referred to as its owner's "Ownership Share") all as contemplated in the deed dated September 16, 1976 and such future deeds as may be delivered (the "Deeds") from Monongahela to West

Penn and Potomac. The provisions of this Agreement are intended,

as contemplated in the Deeds, to establish among the Companies more detailed provisions and procedures for carrying out the provisions of the Deeds.

2.   Construction.

          Construction of the Station shall be carried out by the

Companies pursuant to their agreements with Allegheny Power

Service Corporation under the general supervision and direction of that Corporation's Vice President - Bulk Power Supply (the

"Vice President").

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          The Companies now plan to complete construction and

commence full-scale operation of (a) the first generating unit at the Station on or before March 1, 1979, and (b) the second

generating unit there on or before March 1, 1980.

          The Companies shall enter into contracts (which may be

purchase order contracts) provided for (a) the purchase of

materials, equipment and services for, and the construction of,

the Station and (b) insurance against risks usually insured

against for work under construction. Each such contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to and paid by, the Companies in proportion to their

respective Ownership Shares.

          Books of account and records containing details of the

items of cost applicable to the construction of each unit at the

Station shall be kept under the supervision of the Vice President and shall be open to examination at any time by any Company or its representatives. The Vice President shall cause the Companies to be furnished with counterparts of such books of account and records as they may request.

3.   Operation and Maintenance.

          The Station will be operated and maintained by one of

the Companies (hereinafter referred to as the "Operating

Company") under the supervision of the  Vice  President.  Unless

otherwise agreed by all the Companies,   Monongahela  shall be

the  Operating  Company.  The Operating  Company shall  not be liable to the  other  Companies for  loss,  damage,  or  injury arising  out of  such  operation

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or maintenance unless caused by its gross negligence or willful misconduct. The Operating Company shall keep or cause to be kept books of account and records containing details of the items of cost applicable to the operation and maintenance of the Station.

Such books of account and records shall be open to examination at any time by any Company or its representatives. The Operating

Company shall furnish the Companies with copies of such books of account and records as they may request.

4.   Renewals, Replacements, Additions, and Retirements.

          Renewals and replacements necessary for the operation

of the Station shall be made as required in accordance with good utility operating practice. Other renewals and replacements of,

and any additions to, the Station may be made only upon agreement of all the Companies. Retirements, sales, and other dispositions of property shall be effected only in a manner consistent with the Companies' mortgage indentures, if any. Renewals,

replacements, additions and retirements (and related dispositions and sales) shall be accomplished by the Operating Company under the supervision of the Vice President.

5.   Title to Property.

          Title to all property acquired or constructed in

connection with the Station (including, without limitation,

property acquired for use or consumption in connection with its construction, operation, or maintenance) shall be in the

Companies as tenants in common in proportion to their Ownership

Shares. Construction, acquisitions, and purchases shall be made in such manner that title shall vest in accordance with the

foregoing; except  that any land required by Monongahela and,in such event, Monongahela shall convey to Potomac and West Penn undivided interests therein  of 30% and 45% respectively, upon

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receipt from them of those percentages of the price it

paid for said land.

6.   Power and Energy.

          Subject to Section 9, each Company shall at all times

have full ownership of and available to it at the Station a

portion of the generating capability of the Station, and the energy associated therewith, corresponding to its Ownership

Share. Each Company shall cause the Operating Company to be kept informed as to the amount of power it requires be generated for it at the Station.

          Subject to its capability and to necessary or

unavoidable outages, the Station shall be operated so as to

produce continually an electrical energy output equal to the sum of the power requirements of the Companies therefrom.

7.   Expenditures.

          All expenditures in respect of the Station shall be

accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities

and Licensees (Class A and B Electric utilities) in effect on the date of this Agreement and as may be amended from time to time.

          All expenditures (other than fuel) for the

construction, operation,  and  maintenance  of the Station

(including, without limitation, all  expenditures  for

administration,  labor, payroll taxes, employee benefits,

research and development, materials, supplies and services)   and

all expenditures  for  renewals, replacements,  additions,  and retirements related to the Station shall be shared by the

Companies in proportion to their Ownership Shares.

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All expenditures in respect of the Station properly chargeable to

Account 501 (Fuel) of such Uniform System of Accounts for any period shall be shared by the Companies pro rata according to the total kilowatt-hours of electrical energy taken from the Station during such period.

          Interest charges on borrowed funds, income taxes, and

property, business and occupation and like taxes related to the

Station imposed upon each Company shall be borne entirely by such

Company; and such items, as well as depreciation, amortization and interest charged during construction, shall not be deemed expenditures for purposes of this Section.

8.   Joint Account.

          The Companies shall maintain one or more joint accounts

(collectively, the "Joint Account") in a bank or banks agreed upon by them. All expenditures referred to in the second

paragraph of Section 7 hereof shall be paid out of the Joint

Account.

          From time to time the Vice President or the Operating

Company through Allegheny Power Service Corporation may request the Companies to advance to the Joint Account such amount as is then needed for cash working capital. Within ten days thereafter the Companies pro rata according to their respective Ownership

Shares, shall deposit in such Joint Account the amount specified in such request.

          As promptly as practicable after the end of each month,

the Operating Company shall cause the aforesaid Vice President to send, to each of the Companies a statement in reasonable detail of all expenditures hereunder for such month and the amount of each Company's share thereof. Within ten days after its receipt of such statement, each Company shall deposit its share in the

Joint Account.

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          The Vice President or Operating Company shall cause to

be drawn against the Joint Account, and to be delivered, checks or drafts in the names of the Companies in payment of

expenditures. Funds shall be disbursed from the Joint Account in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint

Account shall be bonded in favor of Monongahela, Potomac, and

West Penn, as their respective interest may appear, for not less than $500,000.

9.   Default.

          During any period that a Company is in default in whole

or in part in making a deposit in the Joint Account required under this Agreement, (a) such Company shall be entitled to no energy from the Station (but it shall be obligated to pay any damages to the non-defaulting Companies resulting from such

default) and (b) the non-defaulting Companies shall be entitled to all of the energy from the Station in proportion of their

Ownership Shares. No such default shall affect any Company's ownership interest, or any Company's obligations under Section 7 and 8.

10.    Arbitration.

          Any controversy relating to this Agreement or the Deed

shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.  Term of Agreement.

      This Agreement shall continue in full force and effect for a period of 45 years from the date hereof and for such longer period as the Companies

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shall by agreement continue to operate any of the units at the

Station. Termination of this Agreement shall not terminate the provisions of Section

12.  Successors and Assigns.

          This Agreement shall inure to the benefit of and bind

the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of the assignor's corresponding ownership interest in the Station.

          IN WITNESS WHEREOF, each of the parties has caused this

     Agreement

to be duly executed.



                                   MONONGAHELA POWER COMPANY

                              By_____________/s/_____________________
                                        Vice President


                                   THE POTOMAC EDISON COMPANY

                              By______________/s/_____________________
                                        Vice President
                                   WEST PENN POWER COMPANY

                              By_________/s/_________________________
                                        Vice President